Moody National REIT, I 10-K

EXHIBIT 21
Subsidiaries

Moody National Operating Partnership I, L.P. (Delaware)
Moody National Perimeter REIT JV Member, LLC (Delaware)
Moody National RI Perimeter JV, LLC (Delaware)
Moody National RI Perimeter Holding, LLC (Delaware)
MNHP Note Holder, LLC (Delaware)